Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made this 14th day of August, 2025 by and between REGIONAL HEALTH PROPERTIES, INC., a Georgia corporation (“Regional”), and ROBERT M. THORNTON, JR., an individual resident of Georgia (the “Executive”).

Whereas, SunLink Health Systems, Inc. (“SunLink”) is merging with and into Regional (the “Merger”) pursuant to an Amended and Restated Agreement and Plan of Merger by and between Regional and SunLink dated April 14, 2025 (as amended, the “Merger Agreement”); and

Whereas, the Executive previously served as the Chief Executive Officer of SunLink and member of the board of directors of SunLink (the “SunLink Board”); and

Whereas, in connection with the Merger, the Executive will resign from the position of Chief Executive Officer and member of the SunLink Board;

Whereas, Regional desires to employ the Executive and the Executive is willing to be so employed by Regional on the terms and conditions herein provided; and

Whereas, in connection with and conditional upon and with the Merger, SunLink has terminated Executive’s employment and Regional and Executive desire to enter into this employment agreement, on the terms and conditions set forth herein.

Now therefore, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Employment.

Regional hereby employs the Executive as Executive Vice President—Corporate Strategy, reporting to the Regional Board of directors (the “Regional Board”), and the Executive hereby agrees to be employed by Regional on the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with the terms hereof and devote such business time, attention, skill and efforts to the performance of Executive’s duties hereunder as specified in Section 3. Executive’s duties shall be performed in the Atlanta metropolitan area unless in a specific instance Executive shall consent to perform such duties in another location in which event Executive’s out-of-pocket expenses for transportation, food and lodging shall be reimbursed to Executive. Regional shall announce the employment of Executive on its website and utilize his title on relevant internal and external communications. The Executive may conduct other business, serve as a director or advisor to other organizations, perform charitable and other community activities, and manage his personal investments (including using an office and Regional’s administrative staff); provided, however, that such activities do not materially interfere with the performance of Executive’s duties hereunder and are not in conflict or directly competitive with, or adverse in any material respect to, the interests of Regional.

Section 2. Term.

Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall be for a term (the “Term”) of thirty six (36) months beginning on the date on which the Merger of SunLink with and into Regional shall become effective with the filing with the Secretary of State of the State of Georgia of the Certificate of Merger with respect to such merger (the “Commencement Date”) and ending on the thirty-six month anniversary of the Commencement Date. For the avoidance of doubt, if the Merger does not occur then this Agreement shall be void ab initio and of no force or effect.

Section 3. Employment Duties.

In the course of performing his duties pursuant to this Agreement:

(a)	Executive shall, among other things: (i) liaison among Series D Preferred Board Members and Regional’s Chief Executive Officer and Regional Board to provide advice and assistance with respect to corporate strategy; (ii) provide advice to Regional’s senior management with business plan execution; (iii) provide assistance and advice to Regional’s senior management with identification and evaluation of acquisitions and dispositions; (iv) report periodically to the Regional Board concerning corporate strategy and other matters upon which Executive may be employed; and (v) provide assistance with, and limited participation in, investor relations (collectively, the “Executive Duties”). The Executive’s role and duties may be broader than the foregoing subject to agreement in writing between Regional and Executive, including mutual agreement on an appropriate adjustment in compensation.

(b)	The maximum amount of time the Executive may be required to devote to performing Executive Duties during the Term (the “Maximum Hours”) shall not exceed (i) 1,200 hours during the first twelve consecutive months commencing with the Commencement Date, (ii) 1,000 hours during the second twelve consecutive months commencing with the anniversary of the Commencement Date and (iii) 750 hours during the third twelve consecutive months commencing with the second anniversary of the Commencement Date. The level of effort by and amount of time required of the Executive in performance of Executive Duties hereunder shall be as Executive in his professional opinion deems reasonably required but not in excess of the Maximum Hours.

Section 4. Compensation and Benefits.

(a)	Compensation:

(x) Regional shall pay the Executive a base salary (the “Base Salary”), payable in accordance with Regional’s normal payroll procedures (but not less frequently than monthly) in equal monthly installments, at the rate of:

(i)	$25,000 per month for each of the first twelve consecutive months of the Term (i.e. $300,000 per annum) commencing with the Commencement Date;

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(ii)	$20,833 per month for each of the second twelve consecutive months of the Term (i.e. $249,996 per annum) commencing with the first twelve-month anniversary of the Commencement Date; and
(iii)	$15,799 per month (i.e. $ 189,588 per annum) for each of the third twelve consecutive months of the Term commencing with the second twelve-month anniversary of the Commencement Date.

(y) the Regional Board shall review Executive’s Base Salary at least annually to determine whether in its sole discretion an increase in Executive’s Base Salary would be appropriate.

(b)	Bonus. Executive shall be eligible to receive an annual discretionary bonus during each year of the Term on a reasonably comparable basis to the performance criteria the Regional Board utilizes with respect to the Regional Chief Executive Officer’s annual discretionary bonus, of which such annual discretionary bonus shall not exceed 62.5% of Executive’s Base Salary. Such annual bonus, if any, shall be payable no later than March 15 of the calendar year following the calendar year to which it relates.

(c)	Equity Awards. Effective as of the Commencement Date, the Compensation Committee of the Regional Board (the “Compensation Committee”) shall authorize and Regional shall grant to the Executive, subject to terms and conditions of the related award agreement attached hereto as Exhibit A, an inducement grant of 100,000 restricted shares of Regional Common Stock (the “Inducement Grant”), which shall vest one third on the Commencement Date, one third on the first 12-month anniversary of the Commencement Date and one third on the second 12-month anniversary of the Commencement Date. The Inducement Grant will be made in reliance on the employment inducement exception under NYSE American’s rules.

(d)	Other Benefits. Executive shall be paid a monthly stipend of $2,000 per month. Executive may contribute to, and participate in, Regional’s 401(k) plan, subject to the terms and conditions of the 401(k) plan, which may be amended, modified or terminated from time to time.

(e)	One Time Benefit. Regional shall provide Executive as a one-time benefit, a personal tax and legal allowance in the aggregate amount of $32,000, payable within 30 days after the Commencement Date.

(f)	Delayed Payment. Regional shall pay Executive interest at 6% per annum on any payments otherwise due under this Agreement which are delayed for any reason, including, without limitation, by a dispute between the parties or triggered by an IRS or SEC rule, in each case, to the extent permitted under, and would not constitute a violation of, Section 409A of the Code. In addition, Regional shall indemnify Executive for any tax, interest or penalty owing by Executive due to any violation of Section 409A of the Code which results from any delay by Regional in making any payment to Executive when due and payable hereunder.

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(g)	Certain Equipment. Executive shall be supplied a personal computer and printer and shall be entitled to retain the various other similar items personally being used by Executive during Regional’s fiscal quarter most recently prior to the Commencement Date in connection with performing his duties during his employment by Regional.

(h)	Expenses and Substantiation for Reimbursement. Regional shall reimburse Executive for reasonable out-of-pocket fees, costs and expenses incurred in the course of performing the functions of his office (including entertainment when approved by Regional’s Chief Executive Officer in advance), and when traveling outside the Atlanta Metropolitan Area on business related to his employment, including travel, food and lodging, incurred in the course of performing such functions. The Executive agrees to provide to Regional such information as may be reasonably necessary to substantiate the reimbursement of such fees, costs and expenses at such time as is consistent with Regional policy.

(i)	Legal Fees Related to Executive’s Responsibilities. In connection with performance of his duties hereunder, Executive shall have the right to seek legal counsel for non-personal advice relating thereto and the reasonable out-of-pocket costs for such advice shall be paid by Regional provided that Executive shall use commercially reasonable efforts to keep the costs of such advice to a minimum consistent with the purpose for which such advice is sought; provided, however, that Executive shall obtain prior approval of the engagement of such counsel from Regional’s Chief Executive Officer, the Regional Board, the Audit Committee of the Regional Board or the Compensation Committee, such requested approval not to be unreasonably withheld, conditioned or delayed.

(j)	Compensation Inclusive. The compensation payable by Regional to Executive hereunder shall be inclusive of compensation for all services rendered by Executive to Regional and its respective Subsidiaries and Executive shall have no separate right of compensation from any such Subsidiary other than the right to be indemnified as herein provided under Section 7 hereof and any other written agreement between Executive and Regional providing for such indemnity and/or insurance coverage under any directors and officers liability insurance policies maintained by Regional or such Subsidiary.

Section 5. Reserved.

Section 6. Termination.

(a)	Termination Events. The Executive’s employment under this Agreement by Regional may be terminated prior to the end of the Term only as follows:

(i) automatically upon Death;

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(ii) by Regional due to the Disability of Executive upon ninety (90) days written notice by delivery of a Notice of Termination to the Executive;

(iii) by Regional for Cause upon delivery of a Notice of Termination to the Executive;

(iv) by Executive or Regional due to Change in Control; and

(v) by Executive for any reason upon 30 days’ Notice of Termination to Regional.

(b)	Termination for Death, Disability or Cause and other than Due to a Change in Control. If the Executive’s employment with Regional shall be terminated during the Term (i) by reason of Death, or (ii) by Regional due to Executive’s Disability or for Cause, Regional shall pay to the Executive within thirty (30) days after the Termination Date a lump sum cash payment equal to the Accrued Compensation to which Executive is entitled.

(c)	Termination Due to Change in Control. If the Executive’s employment is terminated by Regional for any reason other than for Cause within one (1) year after a Change in Control, then, contingent upon Executive’s signing at that time a commercially reasonable general release that is acceptable to Regional and Executive, both acting reasonably and in good faith, which general release must be signed and become irrevocable in accordance with the general release but in no event later than 60 days after the termination date, Executive shall receive from Regional (i) an aggregate of $300,000 (minus applicable tax withholdings) to be paid in substantially equal monthly installments over the Severance Period in accordance with the normal payroll schedule of Regional; (ii) a lump sum an aggregate gross amount equal to one year’s Base Salary at the then-current rate earned for that year payable in monthly installments beginning on the first regular payroll period immediately following the end of the Severance Period; (iii) Accrued Compensation within thirty (30) days after the Termination Date in a lump sum, including without limitation, a pro rata portion of any accrued but unpaid annual bonus for which performance goals have been achieved; (iv) the balance of any other benefits set forth in Section 4(d) for twenty-four (24) months following termination, subject to the terms and conditions of such plans and programs; and (v) Executive’s unvested awards under Regional’s Equity Plans (whether such plans are in effect now or in the future) (if any) shall vest (as well as any unvested portion of the Inducement Grant), and shall be exercisable pursuant to the terms of the applicable Equity Plans and award agreement. For purposes of this Section 6(c), “Severance Period” shall mean and include the time remaining in the balance of the Term immediately prior to Termination. Anything herein to the contrary notwithstanding, the aforesaid general release shall, among such exceptions as may be agreed between Executive and Regional acting reasonably and in good faith, not release any claim of Executive to be indemnified under Section 7 hereof or which may not be waived under applicable law. In no event shall the failure to agree on the terms of the general release within 60 days after any Termination work a forfeiture of the right to any payment which is subject to receipt of such a general release but shall only delay any such payment until any dispute as to the terms of such release are resolved through subsequent arbitration or agreement between Executive and Regional.

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(d)	Resignation or Termination other than for Death, Disability, Cause or Change in Control. If the Executive’s employment with Regional is terminated during the Term by Regional other than for Death, Disability, or Cause, then, contingent upon Executive’s signing at that time a commercially reasonable general release that is acceptable to Regional and Executive, both acting reasonably and in good faith, which general release must be signed and become irrevocable in accordance with the general release but in no event later than 60 days after the termination date, Executive shall receive monthly severance payments with such monthly severance payment equal to the product of (x) an amount equal in the aggregate to the number of months (rounded up to the nearest whole month) remaining in the Severance Period times (y) the then applicable monthly rate of Base Salary, to be paid in substantially equal monthly installments in accordance with the normal payroll schedule of Regional beginning with the Termination Date for and over the Severance Period. If Executive voluntarily resigns, such aggregate amount calculated in this Section 6(d) shall be reduced by 20%. For purposes of this Section 6(d), “Severance Period” shall mean and include the time remaining in the balance of the Term immediately prior to Termination.

Section 7. Indemnification; Liability Insurance.

(a)	Regional agrees to indemnify, save and hold Executive harmless from all losses, expenses, damages, liabilities, obligations, claims and costs of any kind (including reasonable attorneys’ fees and other legal costs and expenses) that Executive may at any time suffer or incur by reason of any claims, actions or suits brought or threatened to be brought against Executive by any person or entity, as a result of or in connection with Executive’s service as an Executive of Regional or any of its Subsidiaries, or any entity that in the future becomes a Subsidiary or Affiliate of Regional, except that no indemnification shall be made if it is established by clear and convincing evidence in a court of competent jurisdiction that Executive’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Regional or its Subsidiaries or was undertaken with gross reckless disregard for the interest of Regional or its Subsidiaries. The provisions of this Section shall survive termination of this Agreement.

(b)	The Executive agrees to provide Regional, upon request, such information in his possession as may be reasonably necessary to substantiate any reimbursement under this Section in no event later than 30 days following the later of the close of the month of the Term in which such fee, cost or expense is incurred or billing therefore was received. Upon receipt of such substantiation, Regional shall pay or reimburse Executive for the fees, costs and expenses no later than 10 business days following the close of the month in which such substantiation was received.

(c)	In addition, Regional shall maintain public liability insurance and directors and officers liability insurance covering Executive during the Term and shall cause Executive to be named as an additional insured on all such liability and directors and officers policies covering such period and furnish evidence thereof to Executive upon request. Upon any termination of the Term, Regional shall purchase and cause to be maintained a prepaid Reporting Tail Endorsement on its existing directors and officers liability insurance policy (providing only for the Side A coverage where the existing policies also include Side B coverage for Regional) covering the Executive from an insurance carrier with the same of better credit rating as compared to the carrier for Regional’s current directors and officers insurance and maintain such endorsement in full force and effect for a term of six years from and after termination of the Term, provided that in case that (i) Regional’s insurance policy in existence as of the date of this Agreement expires, is terminated or cancelled during such six-year period and (ii) if the premium for the Reporting Tail Endorsement would exceed, the Maximum Premium, then Regional shall obtain as much directors’ and officers’ liability insurance (or coverage under a Reporting Tail Endorsement) covering Executive as can be obtained for the remainder of such six-year period for an annualized premium at or not in excess of the Maximum Premium, on terms and conditions of reasonable equivalence, in the aggregate, to the Chief Executive Officer of Regional under Regional’s current directors and officers insurance.

(d)	The provisions of this Section 7 shall survive termination of Executive’s employment under this Agreement.

Section 8. Trade Secrets.

The Executive shall not, at any time, either during the Term or after the Termination Date, use or disclose any Trade Secrets of Regional, SHL or SunLink, as defined herein, except in fulfillment of his duties as the Executive during his employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form. Notwithstanding anything herein to the contrary, Executive shall not be liable to Regional under any federal or state trade secret law for the disclosure of a Trade Secret that is made in confidence (i) to a federal, state, or local government official, either directly or indirectly for the purpose of reporting or investigating a suspected violation of law, (ii) to Executive’s attorney in connection with actual or potential litigation between Executive and Regional or any Regional Subsidiary or Affiliate (iii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, or (iv) in a court proceeding, so long as Executive files any document containing the Trade Secret under seal and does not further disclose the Trade Secret, except pursuant to court order.

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Section 9. Protection of Other Confidential Information.

Executive recognizes the interest of Regional, SunLink and their Subsidiaries in maintaining the confidential nature of their proprietary and other non-public business and commercial information. In connection therewith, Executive covenants and agrees that during the term of Executive’s employment under this Agreement, and at all times thereafter, Executive will not, directly or indirectly, except as necessary to perform Executive’s duties for Regional or its Subsidiaries, publish, disclose or use any Confidential Information of Regional or its Subsidiaries. “Confidential Information” shall mean any internal, non-public information with respect to Regional, SunLink or their Subsidiaries (other than Trade Secrets addressed in Section 8) that is identified in writing as confidential at time of disclosure or would be regarded by a reasonable business person as confidential except that Confidential Information does not include information that: (a) is or becomes generally available to the public (other than by disclosure by the Executive); (b) was available to or known by the Executive on a non-confidential basis prior to the date of this Agreement unless acquired from Regional under a confidentiality agreement; (c) was, is or becomes available to the Executive on a non-confidential basis from a person not bound to Regional by a confidentiality obligation with respect to such information or is otherwise known by Executive to be prohibited from disclosing the information or (d) is developed by Executive independently of his employment by Regional or information disclosed to Executive by Regional, SunLink or their Subsidiaries during the Term. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall be used in any way to prevent Executive from testifying truthfully under oath in a judicial proceeding or to limit Executive right to communicate with a government agency, as provided for, protected under or warranted by applicable law.

Section 10. Return of Materials.

Executive shall promptly return to Regional, upon request and in any event upon termination of Executive’s employment with Regional, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other property or material (in tangible or electronic form) in Executive’s possession or control relating to Regional, SunLink and their Subsidiaries, which to his knowledge constitutes property of or contains Confidential Information concerning the business or customers of Regional, SunLink or their Subsidiaries. Executive also agrees to provide to Regional passwords to any of Regional’s password-protected device to ensure compliance with this Section. Upon Executive’s resignation or termination for any reason, Executive will be permitted to purchase (at depreciated cost) the laptop computer and printer used at his home for work and, Regional shall at no cost to Executive cooperate with Executive promptly and in good faith to identify and extract Regional’s data from such computer.

Section 11. Non-Solicitation of Employees by Executive.

During the term of Executive’s employment pursuant to this Agreement and for a period of twenty-four (24) months after the Termination Date, Executive shall not, alone or in concert with others, solicit or induce, or attempt to solicit or induce, (i) any employee to leave the employ of Regional, SunLink or their Subsidiaries or (ii) recruit or attempt to recruit any such person to accept employment with any other business. Provided, however, that this restriction shall only apply to employees with whom Executive had direct material contact during the period of twelve (12) months preceding the termination of Executive’s employment and, further, the restrictions in this Section 11 will only apply within the geographic territory where the employee resides or is working at the time of the solicitation, attempted solicitation, recruitment or attempted recruitment of that employee. Public advertising for employees generally which is not specifically directed to employees of Regional, SunLink or their Subsidiaries and normal or routine social contacts, including on social media, with such employees shall not be deemed solicitation or inducement to leave employment or an attempt to so recruit for employment in another business, absent clear and convincing evidence of an intentional effort to do so.

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Section 12. No Denigration.

During the term of Executive’s employment pursuant to this Agreement and for a period of twenty four (24) months following the Termination Date, Executive will not denigrate, ridicule or intentionally criticize Regional or any of its Subsidiaries or Affiliates or any of their respective services, products, properties, employees, officers or directors, including without limitation, by way of news interviews, or the expression of personal views, opinions or judgments to the news media. Further, during the term of this Agreement and for a period of twenty-four (24) months following the Termination Date, Regional agrees that it will direct the Regional Board, Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer of Regional not to denigrate, ridicule or intentionally criticize Executive, including without limitation, by way of news interviews, or the expression of personal views, opinions or judgments to the news media and Regional will be responsible to Executive for any such denigration by any members of the Regional Board or any such officer or any such officer’s inducement or encouragement of any employee or third party to do so. The covenants in this Section 12 shall not be applicable in connection with any statements given under oath or in connection with any litigation between any of the parties hereto.

Section 13. Non-Competition.

During the term of this Agreement and for six (6) months thereafter, Executive shall not, within one hundred (100) miles of any office from which Regional conducts business, directly or indirectly, acting alone or with others, compete with Regional in any business or enterprise which is (directly or through an affiliate) in competition with the business engaged in by Regional by performing services that are the same as or similar to the type conducted, authorized, offered, or provided by Executive to Regional or SunLink within the most recent 24 months. Notwithstanding anything herein to the contrary, the provisions of this Section shall not prohibit Executive from owning not more than 5% of the securities of any corporation which competes with Regional and whose shares are regularly traded on a nationally recognized stock exchange or over-the-counter market.

Section 14. Assignment; Successors.

(a)	Assignment. Neither Executive nor Regional shall assign or transfer directly or indirectly this Agreement or any rights hereunder to any third party or Affiliate without the prior written consent of the other party, which consent may be declined, withheld or conditioned in the sole discretion of the party whose interest or obligations are sought to be assigned.

(b)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Regional and Executive and their permitted Successors and Assigns. Any party assigning this Agreement or its rights, in either case which is permitted hereunder shall require its Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Regional or its Subsidiaries would be required to perform it if no such succession or assignment had taken place.

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Section 15. Notice.

For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or five days after being sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to Regional or its Subsidiaries shall be directed to the attention of the Chief Executive Officer of Regional or to the Regional Board with a copy to the Corporate Secretary of Regional and all notices to Executive shall be directed to Executive with a copy to William P. Miles, Esq., Gregory, Doyle, Calhoun & Rogers, LLP, 49 Atlanta Street SE, Marietta, GA 30060. All notices provided for herein shall be copied to the recipient by email addressed to Executive. All notices and communications shall be deemed to have been received on the date of delivery thereof.

Section 16. Modification and Waiver.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and Regional. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 17. Governing Law, Etc.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. In performing their respective obligations under this Agreement, each of the parties shall have a duty to act reasonably and in good faith. Subject to Section 18 below, the parties agree that they will not file any action arising out of this agreement other than in a state or federal court located in Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto.

Section 18. Arbitration.

(a)	Agreement to Arbitrate. Excluding claims to enforce Sections 8 and 13, or any other claims that cannot be required to be arbitrated as a matter of law, any controversy or claim against either party arising from, out of or relating to this Agreement, the breach thereof, or the employment or termination thereof of Executive by Regional or its Subsidiaries which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation) (“Claims”) shall be submitted to an impartial mediator (“Mediator”) selected jointly by the parties. Both parties shall attend a mediation conference and attempt to resolve any and all Claims. If they are not able to resolve all Claims, any unresolved Claims, including any dispute as to whether a matter constitutes a Claim which must be submitted to arbitration, shall be determined by final and binding arbitration in Atlanta, Georgia in accordance with the Model Dispute Resolution Rules (“Rules”) of the American Arbitration Association, by an experienced employment arbitrator selected by agreement of the parties hereto who is licensed to practice law in the State of Georgia. If an arbitrator is not selected by agreement of the parties hereto within ten (10) business days after the initiation of efforts to seek such agreement, the Mediator shall provide a list of three names which will be alternately struck, with the party initiating the arbitration striking first, until a selection is made. Regional and its Subsidiaries shall act together and be considered a single party for purposes of any such strikes. Any payments which would otherwise become due under this Agreement that are the subject of a dispute may be delayed to the extent permitted under Section 409A of the Code.

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(b)	Procedure. A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and Regional shall have the opportunity to take up to two depositions and Executive shall have the opportunity to take up to three depositions before the arbitration hearing. The arbitrator shall have the authority to hear and grant a motion to dismiss and/or for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. The decision of the arbitrator shall be final and binding on the parties.

(c)	Damages; Costs and Expenses. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the Claim and as specified by this Section 18; provided, however, in no event shall any party be entitled to recover any consequential or punitive damages under this Agreement or based on or related to the transactions contemplated hereby. The obligations of the parties hereunder are corporate obligations and no officer of employee or shareholder of Regional shall be individually liable hereunder. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either Regional or Executive. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their Claim or defense (except as otherwise awarded by the arbitrator). Except as otherwise awarded by the arbitrator, other costs of the arbitration, including the fees of the Mediator, the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs, shall be borne by Regional or its Subsidiaries. Should Regional or its Subsidiaries pursue any Claim covered by this Section required to be arbitrated by the terms of this Section 18 by any method other than said arbitration, Executive shall be entitled to recover from Regional all damages, costs, expenses, and reasonable attorneys’ fees incurred as a result of such action.

The provisions contained in this Section 18 shall survive the termination and/or expiration of this Agreement.

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The parties indicate their acceptance of the foregoing arbitration and other requirements of this Section by initialing below:

/s/ BM
For Regional

/s/ RT
For Executive

Section 19. Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If a court determines that any provision of Sections 8 through 13 of this Agreement is overly broad or otherwise unenforceable as written, the parties authorize such court to modify and enforce such provision to the extent the court deems reasonable. If any provision of Sections 8 through 13 of this Agreement is found by a court to be overbroad and unenforceable and not capable of modification, it shall be severed and the remaining covenants and provisions of this Agreement enforced in accordance with the tenor of the Agreement.

Section 20. Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

Section 21. Headings.

The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Section 22. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 23. Reserved.

Section 24. Acknowledgments. Executive acknowledges and agrees that the covenants contained in Sections 8 and 13 of this Agreement are reasonable as to time, scope and territory given Regional’s need to protect its business, personnel, Trade Secrets and Confidential Information. Executive acknowledges and agrees that any material breach of the aforesaid Sections of this Agreement by Executive may cause irreparable damage to Regional, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agree that, in addition to any other remedy that may be available at law, in equity, or hereunder, Regional shall be entitled to seek specific performance and injunctive relief of Sections 8 and 13 of this Agreement by Executive or breach of any such Section threatened in writing by Executive. Executive further agrees that the time periods for the obligations set forth in Sections 8 and 13 of this Agreement shall be tolled during any litigation or arbitration concerning any of such provisions provided such tolling would not result in any violation of section 409A of the Code with respect to any payment due from Regional to the Executive under this Agreement.

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Section 25. Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Accrued Compensation” shall mean (i) an amount of the Executive’s unpaid Base Salary earned through the Termination Date; (ii) annual bonus for any completed calendar year and the portion of annual bonus for the current calendar year to the extent earned (i.e. to the extent the applicable annual goals or performance measures relevant to Executive or Regional as a whole have been proportionally achieved or accomplished to Termination Date) but not yet paid; and (iii) reimbursement for unpaid reasonable and necessary business expenses incurred and substantiated by the Executive on behalf of Regional or its Subsidiaries during the period ending on the Termination Date, in accordance with Regional’s policy.

(b)	“Act” shall mean the Securities Exchange Act of 1934, as amended.

(c)	“Affiliate” shall mean, as to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.

(d)	“Cause”. The termination of the Executive’s employment shall be for “Cause” if it is a result of:

(i) any act that (A) constitutes, on the part of the Executive, fraud, dishonesty, malfeasance of duty, or conduct inappropriate to the Executive’s office, and (B) is demonstrably more likely than not to lead to material injury to Regional or resulted or was intended by the Executive to result in direct or indirect gain to or personal enrichment of the Executive; or

(ii) the conviction of the Executive of a felony involving moral turpitude; or

(iii) Executive’s failure to perform his job duties hereunder to the reasonable satisfaction of the Regional Board, as determined by a two thirds majority vote;

provided, however, that in the case of clause (i) above, such conduct shall not constitute Cause:

(x) unless (A) there shall have been delivered to the Executive a written notice setting forth with specificity the reasons that the Board believes the Executive’s conduct constitutes the criteria set forth in clause (i), (B) the Executive shall have been provided the opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desire); or

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(y) if such conduct (A) was believed by the Executive in good faith to have been in or not opposed to the interests of the Regional and SHL, and (B) was not intended by the Executive to and did not result in the direct or indirect gain to or personal enrichment of the Executive.

Provided further, in order for Regional to terminate Executive’s employment pursuant to clause (iii) above, Regional must first give Executive written notice of such Cause and ninety (90) days to cure such Cause.

(e)	“Change in Control” shall mean the occurrence during the Term any of the following events; provided that such event constitutes as a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5); and further provided that the Merger shall not constitute a Change in Control:

(i) An acquisition of any voting securities of that company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of Regional’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) Regional or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by Regional (a “Subsidiary”), (2) Regional or any Subsidiary, (3) Executive or any Person controlled by Executive, under common control with Executive, or acting in concert with Executive or (4) any Person in connection with a “Non-Control Transaction” (as hereinafter defined); or

(ii) Approval by the stockholders of Regional of a merger, consolidation or reorganization involving Regional, unless

(x) the stockholders of Regional, who immediately before such merger, consolidation or reorganization, owned, directly or indirectly, at least two-thirds of the combined voting power of the outstanding voting securities of Regional, immediately following such merger, consolidation or reorganization, at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

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(y) the individuals who were members of the incumbent Regional Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation; (A transaction described in clauses (x) and (y) shall herein be referred to as a “Non-Control Transaction”).

(iii) Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment is terminated prior to a Change in Control and such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”) or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive’s employment.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended to date.

(g)	“Death” shall mean, the death of Executive and “Disability” shall mean the inability of Executive, as determined in good faith by Regional’s Chief Executive Officer, two independent directors and a physician selected by the two directors, to substantially perform the essential functions of Executive’s regular duties and responsibilities, with or without reasonable accommodation, due to a physical or mental illness or other impairment which has lasted (or can reasonably be expected to last) for a period of at least 90 consecutive days or more than 120 total days in any twelve-month period. Executive shall be given notice five days before such determination is initiated. The cost of such determination shall be paid by Regional.

(h)	“Equity Plans” shall mean and include (x) any stock option plan, restricted stock plan or similar plan or arrangements under which any Regional employee, officer or director is or may be granted or awarded any equity interest, or the right to acquire any equity interest, in Regional or any Regional Subsidiary or Regional Affiliate, and (y) the 2023 Plan or any successor thereto or replacement thereof or therefore

(i)	“Maximum Premium” shall mean 50% of the annual or annualized premium being paid by Regional on or for its directors and officers liability policy as of the Commencement Date.

(j)	“Notice of Termination” shall mean a written notice of termination from Regional or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Such termination shall not be effective until at least 10 days after such notice.

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(k)	“Person” shall mean any individual, corporation, partnership, association, joint-stock Regional, limited liability Regional, trust, unincorporated organization, government or political subdivision thereof or other entity.

(l)	“Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the assets and business of Regional or its Subsidiaries (including this Agreement), whether by operation of law or otherwise.

(m)	“Termination Date” shall mean, in the case of Death, the date of Death, and in all other cases, the date specified in the Notice of Termination.

(n)	“Trade Secrets” shall mean any information without regard to form which constitutes a trade secret within the meaning of the Georgia Trade Secrets Act, O.C.G.A. Section 10-1-760 et seq.

Section 26. Tax Withholding.

Regional or its Subsidiaries may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 27. Section 409A.

The parties intend that any payment or benefit to be paid or provided under this Agreement shall be paid or provided in such manner, and at such time, as will comply with or meet an exemption from, the requirements of Section 409A of the Code and this Agreement shall be interpreted consistent with such intent. Notwithstanding the foregoing, in the event this Agreement or any benefit paid under this Agreement to Executive is deemed to be subject to Code Section 409A, Regional and Executive shall engage in good faith discussions concerning efforts to address such issue, including by adoption of such conforming amendments as Executive and Regional may agree, both parties acting reasonably and in good faith, are advisable or necessary, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. Notwithstanding any provision in this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A of the Code, any payments (or installments) other than Accrued Compensation which would otherwise become due under this Agreement during the first six (6) months (or such longer period as required by Code Section 409A and guidance issued thereunder) after termination of the Executive’s employment for reasons other than death or Disability shall be delayed and all such delayed payments (or delayed installments) shall be paid in full in the seventh (7th) month after the Termination Date, and all subsequent payments (or installments) shall be paid in accordance with their original payment schedule. To the extent that during the first six (6) months after the Termination Date, premiums or other contributions become due to any insurer or other third party in order to continue in effect any insurance policy or other contract referenced in this Agreement, Executive shall be responsible for paying such amounts directly to the insurer or other third party and shall receive reimbursement from Regional for such amounts in the seventh (7th) month after the Termination Date. Notwithstanding any other provision of this Agreement, Regional, SunLink and their Subsidiaries, officer, directors, owners or employees shall not be liable to Executive if any payment or benefit under this Agreement fails to be exempt from, or comply with, Section 409A of the Code. With respect to any amounts payable hereunder considered “deferred compensation” subject to Section 409A of the Code that are payable upon the Executive’s termination, “Termination Date” and “termination” as used in this Agreement to determine the date of any such payment, shall mean the date of the Executive’s “separation from service” within the meaning of Treasury Regulation 1.409A-1(h). To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A of the Code, (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (D) the right to any benefits or reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit.

Section 28. 280G Cutback.

Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to or for the benefit of, Executive (collectively, the “Change in Control Benefits”) that are contingent on a change in control, constitute an “excess parachute payment” under Section 280G of the Code, and in order to avoid such a result, Executive’s payments or benefits hereunder shall be reduced by the minimum amount necessary so that the Change in Control Benefits that are payable to Executive are not subject to penalties under Sections 280G and 4999 of the Code.

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IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the 14th day of August, 2025.

REGIONAL HEALTH PROPERTIES, INC.

By:	/s/ Brent S. Morrison
Name:	Brent S. Morrison
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Robert M. Thornton, Jr.
Robert M. Thornton, Jr.

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Exhibit A

Restricted Stock Award Agreement

[attached]

RESTRICTED STOCK AGREEMENT

* * * * *

Grantee:	Robert M. Thornton, Jr.

Grant Date:	August 14, 2025

Number of Shares of Restricted Stock Granted: 100,000

* * * * *

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Regional Health Properties, Inc., a Georgia corporation (the “Company”), and the Grantee specified above (the “Grantee”);

WHEREAS, it has been determined that it would be in the best interests of the Company to grant 100,000 shares of common stock of the Company (the “Restricted Stock”) as provided herein to the Grantee (the “Award”);

WHEREAS, the grant of the Award is required under that certain Employment Agreement dated as of an even date herewith between the Company and the Grantee (the “Employment Agreement”); and

WHEREAS, the grant of this Award has been approved by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the Company and the Grantee hereby mutually covenant and agree as follows:

1. Authority; No Incorporation of Plan by Reference. The grant of Restricted Stock made hereby is made as an independent inducement grant and is therefore not made pursuant to the Regional Health Properties, Inc. 2023 Omnibus Incentive Compensation Plan, as in effect and as amended from time to time (the “Plan”). For the avoidance of doubt, the Restricted Stock is not issued under the Plan and does not reduce the share reserve under the Plan. In the event of a conflict or variance in a definition in the Employment Agreement, this Agreement, or any other document, then the Employment Agreement shall control. Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.

2. Grant of Restricted Stock Award. The Company hereby grants to the Grantee, as of the Grant Date specified above, the number of shares of Restricted Stock specified above.

3. Dilution, Dividends, Other Distributions; Voting. The Grantee understands and agrees that nothing contained in this Agreement provides, or is intended to provide, the Grantee with any protection against potential future dilution of the Grantee’s interest in the Company for any reason, and no adjustments shall be made in the number of shares granted for dividends in cash or other property, distributions or other rights in respect of any such granted shares, except (i) as otherwise specifically provided for in this Agreement or (ii) with respect to protections afforded to shares of common stock of the Company generally. Notwithstanding the foregoing, the Grantee, as holder of the Restricted Stock, shall be entitled to receive all dividends and other distributions paid with respect to such shares of Restricted Stock and any securities issued to the Grantee with respect thereto; provided that (i) any such dividends or other distributions payable in the Company’s capital stock or any other any security will be subject to the same vesting and restrictions on transfer requirements as the underlying Restricted Stock and (ii) any dividends or other distributions payable in cash or other property shall be paid, if at all, at the time the Restricted Stock becomes vested pursuant to Section 4 of this Agreement. No dividends may be paid with respect to shares of the Restricted Stock that are forfeited. During the period(s) of time before the applicable shares of Restricted Stock have vested (the “Period(s) of Restriction”), the Grantee may exercise full voting rights with respect to shares of the Restricted Stock and any securities issued with respect thereto.

4. Vesting.

(a) Subject to the provisions of Sections 4(b), Section 4(c) and 4(d) of this Agreement, the Restricted Stock subject to this grant shall become unrestricted and vested as of the date(s) set forth below (each a “Vesting Date”), provided the Grantee has not incurred a Termination of Service for Cause prior to such vesting date:

Vesting Date	Number of Shares
August 14, 2025	33,333
August 14, 2026	33,333
August 14, 2027	33,334

Except as otherwise provided in this Agreement, there shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the terms of this Agreement and provided the Grantee has not had a Termination of Service for Cause prior to the applicable Vesting Date.

(b) Accelerated Vesting Upon Death, Disability, Good Reason or Change in Control. In the event (i) the Grantee shall have a Termination of Service as a result of the Grantee’s Death or Disability all outstanding shares of Restricted Stock shall immediately vest one hundred percent (100%) as of the date of the Grantee’s Termination of Service (ii) the Grantee shall have a Termination of Service due to Good Reason all outstanding shares of Restricted Stock shall immediately vest one hundred percent (100%) as of the date of the Grantee’s Termination of Service or (iii) a Change in Control shall have occurred and if the Grantee has a Termination of Service due to Grantee’s termination by Regional for any reason other than for Cause within one (1) year after a Change in Control, then, contingent upon Executive’s signing at that time a commercially reasonable general release in accordance with and subject to the terms and conditions with respect thereto as set forth in Section 6(c) of the Employment Agreement, all unvested shares of Restricted Stock shall immediately vest one hundred percent (100%) as of the date of the Grantee’s Termination of Service. Upon an such accelerated vesting, the Grantee or, in the case of Death, the authorized representative(s) of the estate of the Grantee or any Estate Planning Vehicle shall be entitled to have (i) any non-transferability legend removed from the books and records of the Company’s stock transfer agent and (ii) any stop transfer legends removed from any share certificates if the Company’s common stock is issued in certificated form.

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(c) Termination of Service for Cause. If the Grantee shall have a Termination of Service as a result of a Termination of Service by the Company for Cause (as defined in the Employment Agreement), all shares of Restricted Stock held by the Grantee which are not vested as of the date of the Grantee’s Termination of Service for Cause immediately shall be forfeited and returned to the Company subject to the Committee’s right to accelerate the vesting of such forfeitable Restricted Stock prior to such forfeiture.

(d) Committee Discretion. Notwithstanding anything in this Agreement to the contrary, the Committee may, in its sole discretion, accelerate the vesting of any unvested Restricted Stock at any time and for any reason prior to forfeiture.

(e) Certain Definitions. For purposes of this Agreement, “Death” means: (i) the date of actual death as evidenced by a death certificate certified by an applicable governmental authority, (ii) the date on which a medical doctor licensed to practice medicine certifies or testifies to the cessation of brainwave activity of the applicable Person or (iii) in the case of a presumed decedent, the earlier of: (A) the date found by the final decree of a court of competent jurisdiction to be the date of the Grantee’s presumed death or (B) the date which is thirty (30) days after such date as the Company acting in good faith is unable to communicate with the Grantee due to the unexplained absence of the Grantee or (C) the date of an event or occurrence from which the likely death of the Grantee may reasonably be inferred; and the terms “dies” and “deceased” shall have correlative meanings.

(f) Certain Definitions. For purposes of this Agreement, “Good Reason” shall mean (A) except as provided for in the Employment Agreement, the reduction of the Grantee’s Base Salary determined on an annualized basis to a sum which is less than the Grantee’s required Base Salary without Grantee’s advance consent, which consent may be granted or withheld in Grantee’s sole discretion; (B) the failure of the Company to pay or provide or cause to be paid or provided to the Grantee and/or the Grantee’s qualified dependents (as applicable), in each case when due, the Grantee’s Base Salary after notice to the Company and a reasonable opportunity to cure same within five (5) business days of delivery of such notice; (C) other than for matters described in the foregoing clause (B), the Company’s breach of any material provision of the Employment Agreement after notice to the Company and, if curable, a reasonable opportunity to cure same within fifteen (15) days of delivery of such notice, including the Company causing Grantee’s Termination of Service without Cause; (D) any substantial and sustained adverse change in the Grantee’s duties and responsibilities to or for the Company after notice to the Company and a reasonable opportunity to cure same within fifteen (15) days of delivery of such notice; provided however, that (1) a change in or maintenance of the Grantee’s authority or responsibility of the Grantee’s duties and responsibilities with respect to the Company’s pre-existing business in connection with any acquisition, reorganization, merger, consolidation, other business combination or Change of Control (individually and collectively, an “Expansion”) or (2) a change in or diminution of the Grantee’s authority or responsibility with respect to the Company’s then pre-existing business in connection with any sale of subsidiary or sale or spin-off of assets of the Company or its subsidiaries or controlled Affiliates or liquidation or dissolution thereof (individually and collectively, a “Contraction”) shall not be deemed to constitute Good Reason if (i) in the case of an Expansion, the Grantee’s material duties and responsibilities with respect to Company’s operations after the Expansion (but only with respect to the Company’s pre-Expansion operations) remain materially the same as or substantially similar to his duties and responsibilities with respect to such operations before the Expansion and (ii) in the case of a Contraction, the Grantee’s material duties and responsibilities with respect to Company’s operations after the Contraction with respect to the Company’s remaining post-Contraction operations remain materially the same as or substantially similar to his duties and responsibilities with respect to such operations before the Contraction, or (E) any relocation of the location at which the Grantee is required to provide his services to a location that is more than twenty (20) miles from its location as of the Effective Date; provided, further, that Good Reason shall cease to exist for any grounds for Good Reason under clauses (A), (B), (C) and (D) on the 90th day following the later of its occurrence or the Grantee’s Knowledge thereof, unless the Grantee has given the Company written notice thereof prior to such date and provided, further, that Good Reason shall cease to exist for any grounds for Good Reason under clause (E) on the 90th day following the earlier of its occurrence or the Grantee’s Knowledge thereof, unless the Grantee has given the Company written notice thereof prior to such date. For purposes of this Employment Agreement, “Knowledge” means the actual knowledge of the Grantee and the knowledge that the Grantee would reasonably be expected to obtain in the course of diligently performing his duties for the Company.

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5. Period of Restriction; Delivery of Unrestricted Shares. During the applicable Period of Restriction, the Committee may provide that the book entry records of the Company for any unvested shares of Restricted Stock may reflect a stop transfer notation for purposes of this Agreement if the Company generally provides for such notations for grants of restricted stock to its executive officers and may provide that certificates for any unvested shares of Restricted Stocks shall bear an appropriate legend restricting the transfer of such shares of Restricted Stock for purposes of this Agreement if the Company generally provides for such notations for grants of restricted stock to its executive officers. After the vesting from time to time of any shares of Restricted Stock, the Company shall cause such stop transfer notations and/or legends to be removed from such vested shares promptly and in all events within five (5) business days of the Grantee’s demand with respect thereto (except, for the avoidance of doubt, any legends requiring compliance with securities laws).

6. Non-Transferability. The shares of Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Grantee (or any beneficiary(ies) of the Grantee), other than (i) by testamentary disposition by the Grantee or the laws of descent and distribution or (ii) the gratuitous transfer to an Estate Planning Vehicle for the benefit of Grantee or for the benefit of any Family Member of the Grantee (a “Permitted Transferee”), provided that such Permitted Transferee enters into an agreement and consent to limited transfer in such form as the Company, in its sole and absolute discretion shall provide. For purposes of this Agreement, “Estate Planning Vehicle” means, with respect to Grantee, a trust, the beneficiaries of which are any one or more of (i) the Grantee, (ii) Family Members of the Grantee, in each case, for bona fide estate planning purposes or (iii) CareVest Capital, LLC, a Georgia limited liability company (“CareVest”) as long as CareVest is solely owned by Grantee or Family Members of Grantee. For purposes of this Agreement, “Family Member” means, the Grantee’s spouse, including any life partner or similar statutorily recognized domestic partner, sibling, child, or grandchild (whether natural or adopted). Except as permitted by the terms of this Section 6, any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Stock prior to the vesting of the applicable shares of Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock prior to the vesting of the applicable shares of Restricted Stock, contrary to the terms and provisions of this Agreement and/or the Employment Agreement shall be null and void and without legal force or effect.

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7. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without regard to the choice of law principles thereof. In performing their respective obligations under this Agreement, each of the parties shall have a duty to act reasonably and in good faith. Subject to Section 8 of this Agreement, the parties agree that they will not file any action arising out of this agreement other than in a state or federal court located in Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto.

8. Incorporation of Arbitration Provisions from Employment Agreement. The provisions of Section 18(a) of the Employment Agreement shall apply mutatis mutandis with respect to any dispute or claim under this Agreement.

9. Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Grantee’s FICA and other obligations) which the Company, in its good faith business judgment, deems necessary to be withheld or remitted to comply with the Internal Revenue Code of 1986, as amended (the “Code”) and/or any other applicable law with respect to the Restricted Stock and, if the Grantee fails to do so, the Company may otherwise refuse to transfer any shares issued pursuant to this Agreement. Unless prohibited by applicable law, when taxes are to be withheld in connection with the vesting or other lapse of restrictions on the Restricted Stock, (the date on which such vesting occurs hereinafter referred to as the “Tax Date”), the Grantee may elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes by one or a combination of the following methods: (i) payment of an amount in cash equal to the amount to be withheld (through a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver promptly to the Company, the amount to be withheld); (ii) delivering part or all of the amount to be withheld in the form of shares of equity securities of the Company valued at their Fair Market Value on the Tax Date; (iii) requesting the Company to withhold from those shares of Restricted Stock that would otherwise vest, a number of shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or (iv) withholding from any other compensation otherwise due to the Grantee; provided however, that without the consent of the Committee, in its sole discretion, the maximum amount of tax withholding upon vesting shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state, and local law that will not result in adverse financial accounting consequences with respect to such vesting Restricted Stock and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity. An election by the Grantee under this Section is irrevocable. Any fractional share amount and any additional withholding not paid by the withholding or surrender of shares must be paid in cash. If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements. Notwithstanding the foregoing, if Grantee makes an election under Section 83(b) of the Code, the Grantee shall remit to the Company an amount, if any, sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in clauses (i) and (ii) of this Section. For purposes of this Section 9, “Fair Market Value” means, unless the Grantee and the Committee otherwise agree, a price that is based on the closing price of a share of the applicable equity security of the Company as reported on the NYSE American on the applicable date or on the established stock exchange which is the principal exchange upon which the shares of the applicable equity security of the Company are traded on the applicable date or, if such shares of the applicable equity security of the Company are not traded on such date, the immediately preceding trading day. Alternatively, if the shares of the applicable equity security of the Company are exclusively traded over the counter at the time a determination of Fair Market Value is required to be made under this Section 9, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a share of the applicable equity security of the Company on the applicable date, or if no such trades were made that day then the most recent date on which Shares were so traded. In the event shares of the applicable equity security of the Company are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it in reasonable good faith deems appropriate. Absent manifest error, the Fair Market Value that the Committee determines in accordance with the requirements of this Section shall be final, binding, and conclusive on the Company, any Affiliate of the Company, the Grantee, and any Permitted Transferee.

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10. Section 83(b). If the Grantee properly elects (as required by Section 83(b) of the Code) within the period provided by the Code or any applicable amendment to the Code (currently 30 days from the date of this Agreement) to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of some or all of shares of Restricted Stock, the Grantee shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Stock with respect to which such election has been made. If the Grantee shall fail to make such payment, the Company shall, to the extent permitted by applicable law, have the right to deduct from any payment of any kind otherwise due to the Grantee any federal, state or local taxes of any kind required by applicable law to be withheld with respect to the Restricted Stock, as well as the rights set forth in Section 9 of this Agreement. The Grantee acknowledges that it is the Grantee’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Grantee elects to make such election, and the Grantee agrees to timely provide the Company with a copy of any such election, together with evidence of timely filing of such election with the appropriate Internal Revenue Service Center (which evidence may, in the absence of an available file stamped copy or certified proof of mailing, consist of an affidavit signed by the Grantee).

11. Entire Agreement; Amendment. This Agreement, together with the Employment Agreement, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Grantee and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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12. Notices. Any notice hereunder by the Grantee shall be given to the Company in writing (which, for avoidance of doubt, includes the use of electronic, internet or other non-paper means) and such notice shall be deemed duly given only upon receipt thereof by the Corporate Secretary of the Company. Any notice hereunder by the Company shall be given to the Grantee in writing (which, for avoidance of doubt, includes the use of electronic, internet or other non-paper means) and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

13. No Right to Employment or Service; Certain Definitions. Subject to the express provisions of Section 4 of this Agreement, any questions as to whether and when there has been a Termination of Service shall be determined in the good faith business judgment of the Committee, subject to Grantee’s right to contest such determination by arbitration in accordance with Section 8 of this Agreement. For purposes of this Agreement, “Termination of Service” means that the Grantee has terminated employment with the Company and each of its Affiliates and (i) is not or is no longer providing services to the Company or any Affiliate of the Company, either individually or through an entity controlled by the Grantee, as an employee, consultant or other service provider to the Company or an Affiliate of the Company and (ii) is not or is no longer serving as a director of the Company or any Affiliate of the Company.

14. Transfer of Personal Data. The Grantee authorizes, agrees, and consents to the transmission by the Company of any personal data related to the Restricted Stock awarded under this Agreement solely for legitimate business purposes solely for the administration of this Agreement and the shares of Restricted Stock issued hereunder. This authorization and consent is freely given by the Grantee.

15. Compliance with Laws. The issuance of the Restricted Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.

16. Section 409A. Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, the shares of Restricted Stock are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent.

17. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns and Grantee, his heirs, and permitted assigns under Section 6 of this Agreement; provided that this Agreement shall not be assigned by the Company, unless all of the shares of Restricted Stock have fully vested, without the consent of the Grantee whose consent will not be unreasonably withheld, conditioned or delayed. The Grantee shall not assign (except in accordance with Section 6 of this Agreement) any part of this Agreement without the prior express written consent of the Company.

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18. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated thereunder.

21. Severability. If any provision of this Agreement or the application of any such provision to the Grantee, the Company or any person or entity or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision, and the economic benefits intended to be granted hereunder, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

22. Acquired Rights. This Agreement shall not (i) confer upon Grantee any right to continued employment or otherwise interfere in any way with the Company’s right to terminate Grantee’s employment at any time, (ii) alter any rights of Grantee under the Employment Agreement or (ii) give the Grantee any right to any grants or awards from the Company in the future whatsoever.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REGIONAL HEALTH PROPERTIES, INC.

By:
Name:	Brent S. Morrison
Title:	Chief Executive Officer and President

GRANTEE

Name:	Robert M. Thornton, Jr.

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